SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                          (Amendment No.     5      )*
                                        ------------

                             INTER-TEL, INCORPORATED
             -----------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
             -----------------------------------------------------
                         (Title of Class of Securities)


                                     458372
             -----------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is  being paid with this statement [ ].

---------------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 458372                       13G                     Page 2 of 5 Pages
         --------
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Steven G. Mihaylo  SS# ###-##-####
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [  ]
                                                                       (b)  [  ]
               NOT APPLICABLE
--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION
               Nevada, United States of America
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES              5,361,484.48   SHARES
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH               0
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH               5,361,484.48   SHARES
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                         0
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               5,361,484.48   SHARES
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               20.1%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*
               IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                      13G                      Page 3 of 5 Pages


Item 1.     (a)   Name of Issuer:

                  Inter-Tel, Incorporated
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:

                  120 North 44th St., Suite 200, Phoenix, AZ  85034-1822
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:

                  Steven G. Mihaylo
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office:

                  9475 Double R Blvd, Suite 15, Reno, NV 89511
                  --------------------------------------------------------------
            (c)   Citizenship:

                            United States of America
                  --------------------------------------------------------------
            (d)   Title of Class of Securities:

                                     Common
                  --------------------------------------------------------------
            (e)   CUSIP Number:

                                     458372
                  --------------------------------------------------------------

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a)   [ ]   Broker or Dealer  registered under Section  15 of  the
                        Act

            (b)   [ ]   Bank as defined in section 3(a)(6) of the Act

            (c)   [ ]   Insurance Company  as defined  in section  3(a)(19) of
                        the Act

            (d)   [ ]   Investment Company registered under  section 8 of  the
                        Investment Company Act

            (e)   [ ]   Investment Adviser registered under section 203 of the
                        Investment Advisers Act of 1940

            (f)   [ ]   Employee Benefit Plan,  Pension Fund which is  subject
                        to the  provisions of  the Employee Retirement  Income
                        Security Act of  1974 or Endowment  Fund; see  Section
                        240.13d-1(b)(1)(ii)(F) - see Item 7.

            (g)   [ ]   Parent  Holding  Company, in  accordance  with Section
                        240.13d-1(b)(1)(ii)(G) - see Item 7.

            (h)   ( )   Group,   in   accordance    with   Section    240.13d-
                        1(b)(1)(ii)(H)

                                      13G                      Page 3 of 5 Pages


Item 4.     Ownership.

            If more than five percent of the class is owned, indicate:

            (a) Amount Beneficially Owned:        5,361,484.48 SHARES
                                          --------------------------------------

            (b) Percent of Class:                 20.1%
                                 -----------------------------------------------

            (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote    5,361,484.48
                                                               -----------------

                  (ii) Shared power to vote or to direct the vote      0
                                                                 ---------------

                  (iii) Sole power to  dispose or to direct the  disposition  of
                                                                  5,361,484.48
                                                               -----------------

                  (iv) Shared power to dispose or to direct the disposition of
                                                                        0  , and
                       ----------------------------------------------------

               (d) Shares which there is a right to acquire           -0-
                                                               -----------------

Item 5.     Ownership of Five Percent or Less of a Class.
                                   No Change

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.
                                 NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.
                                 NOT APPLICABLE

Item 8.     Identification and Classification of Members of the Group.
                                 NOT APPLICABLE

Item 9.     Notice of Dissolution of Group.
                                 NOT APPLICABLE

Item 10.    Certification.

            By signing below -I/we- certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                  Signature.


            After reasonable inquiry and to the best of my knowledge and belief, -I/we- certify that the information set forth in this statement is true, complete and correct.


Date: February 12, 1998



/s/ Steven G. Mihaylo
---------------------
            Signature *



Steven G. Mihaylo/CEO
---------------------
           Name/Title


* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 2001).